UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2014

ECHO GLOBAL LOGISTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34470	20-5001120
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 West Chicago Avenue Suite 725 Chicago, Illinois	60654
(Address of principal executive offices)	(Zip Code)

(800) 354-7993

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On May 2, 2014, Echo Global Logistics, Inc. (the “Company”) entered into a Credit Agreement with PNC Bank, National Association, that matures on May 2, 2017 (the “Credit Agreement”). The agreement replaces the Company’s current credit agreement with JPMorgan Chase Bank, N.A. and provides for a senior secured revolving credit facility in an initial aggregate principal amount of up to $50.0 million. The Company’s obligations under the Credit Agreement are secured by substantially all of its assets. Interest is payable at a rate per annum equal to, at the option of the Company, any of the following, plus, in each case, an applicable margin: (a) a base rate determined by reference to the highest of (1) the federal funds effective rate plus 0.50%, (2) the prime rate of PNC Bank, National Association and (3) a daily LIBOR rate, plus 1.00%; (b) a LIBOR rate determined by reference to the costs of funds for deposits in the relevant currency for the interest period relevant to such borrowing adjusted for certain additional costs; or (c) a daily LIBOR rate.  The applicable margin shall be 0.00% to 0.25% for borrowings at the base rate and 1.00% to 1.25% for borrowings at the LIBOR rate or daily LIBOR rate, in each case, based on the consolidated total leverage ratio of the Company as of the end of each fiscal quarter. The Company will also be required to pay a commitment fee in respect of the unutilized commitments under the revolving credit facility of between 0.10% and 0.125% based on the consolidated total leverage ratio of the Company as of the end of each fiscal quarter. The terms of the revolving credit facility include various covenants, including covenants that require the Company to maintain a minimum consolidated interest coverage ratio and a maximum consolidated total leverage ratio. The borrowings may be used for permitted acquisitions and for general corporate purposes of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHO GLOBAL LOGISTICS, INC.

Dated: May 6, 2014	By:	/s/ Kyle Sauers
	Name:	Kyle Sauers
	Title:	Chief Financial Officer